                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                             (AMENDMENT NO. 3)(1)


                             Brio Technology, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   109704106
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)


------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 109704106                   13G                     Page 2 of 8 Pages
-------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                                    (A) / /  (B) /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
  NUMBER OF                  5  SOLE VOTING POWER                             0
   SHARES
 BENEFICIALLY
   OWNED BY                  --------------------------------------------------
     EACH                    6  SHARED VOTING POWER                   1,503,841
  REPORTING
 PERSON WITH:                --------------------------------------------------
                             7  SOLE DISPOSITIVE POWER                        0

                             --------------------------------------------------
                             8  SHARED DISPOSITIVE POWER              1,503,841

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                      1,503,841
     REPORTING PERSON
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                           / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       5.3%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*                                               PN

-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 109704106                   13G                     Page 3 of 8 Pages
-------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
         ("KPCB VII ASSOCIATES") 94-3203783
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                                    (A) / /  (B) /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
  NUMBER OF                  5  SOLE VOTING POWER                             0
   SHARES
 BENEFICIALLY
   OWNED BY                  --------------------------------------------------
     EACH                    6  SHARED VOTING POWER
  REPORTING
 PERSON WITH:                   1,523,259 shares of which 1,503,841 shares are
                                directly held by KPCB VII and 19,418 shares are
                                held directly by KPCB Information Sciences
                                Zaibatsu Fund II, L.P., a California limited
                                partnership ("KPCB ZF II"). KPCB VII Associates
                                is the general partner of KPCB VII and
                                KPCB ZF II.
                             --------------------------------------------------
                             7  SOLE DISPOSITIVE POWER                        0

                             --------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                1,523,259 shares of which 1,503,841 shares are directly held by KPCB VII and 19,418 shares are held directly by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II.
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                      1,523,259
     REPORTING PERSON
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                           / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       5.3%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*                                               PN

-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 109704106                   13G                     Page 4 of 8 Pages
-------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         E. FLOYD KVAMME
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                                    (A) / /  (B) /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF                  5  SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   240,906 shares of which 10,000 shares are held
   OWNED BY                     through vested options (exercisable within
     EACH                       60 days).
  REPORTING                  --------------------------------------------------
 PERSON WITH:                6  SHARED VOTING POWER

                                1,523,259 shares of which 1,503,841 shares are directly held by KPCB VII and 19,418 shares are held directly by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Kvamme is a general partner of KPCB VII Associates. Mr. Kvamme disclaims beneficial ownership of the shares held directly by KPCB VII and KPCB ZF II.
                             --------------------------------------------------
                             7  SOLE DISPOSITIVE POWER

                                240,906 shares of which 10,000 shares are held through vested options (exercisable within
                                60 days).
                             --------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                1,523,259 shares of which 1,503,841 shares are directly held by KPCB VII and 19,418 shares are held directly by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Kvamme is a general partner of KPCB VII Associates. Mr. Kvamme disclaims beneficial ownership of the shares held directly by KPCB VII and KPCB ZF II.
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                      1,764,165
     REPORTING PERSON
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                           / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       6.2%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*                                               IN

-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 109704106                   13G                     Page 5 of 8 Pages
-------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         BERNARD J. LACROUTE
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                                    (A) / /  (B) /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF                  5  SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   37,624 shares of which 10,000 shares are held
   OWNED BY                     through vested options (exercisable within
     EACH                       60 days).
  REPORTING                  --------------------------------------------------
 PERSON WITH:                6  SHARED VOTING POWER

                                1,523,259 shares of which 1,503,841 shares are directly held by KPCB VII and 19,418 shares are held directly by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Lacroute is a general partner of KPCB VII Associates. Mr. Lacroute disclaims beneficial ownership of the shares held directly by KPCB VII and KPCB ZF II.
                             --------------------------------------------------
                             7  SOLE DISPOSITIVE POWER

                                37,624 shares of which 10,000 shares are held through vested options (exercisable within
                                60 days).
                             --------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                1,523,259 shares of which 1,503,841 shares are directly held by KPCB VII and 19,418 shares are held directly by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Lacroute is a general partner of KPCB VII Associates. Mr. Lacroute disclaims beneficial ownership of the shares held directly by KPCB VII and KPCB ZF II.
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                      1,570,883
     REPORTING PERSON
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                           / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       5.5%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*                                               IN

-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 8 Pages


  ITEM 1(a)         NAME OF ISSUER:

                    Brio Technology, Inc.

  ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    4980 Great America Parkway
                    Santa Clara, CA 95054

ITEM 2(a)-(c)       NAME OF PERSON FILING:

                    This statement is being filed by KPCB VII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Messrs. Kvamme and Lacroute, general partners of KPCB VII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, are both United States citizens. KPCB VII Associates is general partner to KPCB VII and KPCB ZF II.

  ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                    Common Stock

  ITEM 2(e)         CUSIP NUMBER:

                    109704106

   ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                    Not Applicable

   ITEM 4.          OWNERSHIP.

                    See Items 5-11 of cover sheets hereto.

   ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not Applicable

   ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.

                    Under certain circumstances set forth in the limited partnership agreements of KPCB VII and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Brio Technology, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

   ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not Applicable

   ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not Applicable

   ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable

  ITEM 10.          CERTIFICATION.

                    Not Applicable

                                                              Page 7 of 8 Pages


                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2001

E. FLOYD KVAMME                             KPCB VII ASSOCIATES, L.P., A
BERNARD J. LACROUTE                         CALIFORNIA LIMITED PARTNERSHIP


Signature:  /s/ Michael S. Curry            Signature:  /s/ Brook H. Byers
            ---------------------------                 -----------------------
            Michael S. Curry                            Brook H. Byers
            Attorney-in-Fact                            A General Partner


                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP


                                            By:  KPCB VII Associates, L.P., a
                                            California Limited Partnership, its
                                            General Partner


                                            Signature:  /s/ Brook H. Byers
                                                        ------------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                              Page 8 of 8 Pages


                                   EXHIBIT A

                           AGREEMENT OF JOINT FILING

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Brio Technology, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.


Date:  February 13, 2001

E. FLOYD KVAMME                             KPCB VII ASSOCIATES, L.P., A
BERNARD J. LACROUTE                         CALIFORNIA LIMITED PARTNERSHIP


Signature:  /s/ Michael S. Curry            Signature:  /s/ Brook H. Byers
            ---------------------------                 -----------------------
            Michael S. Curry                            Brook H. Byers
            Attorney-in-Fact                            A General Partner


                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP


                                            By:  KPCB VII Associates, L.P., a
                                            California Limited Partnership, its
                                            General Partner


                                            Signature:  /s/ Brook H. Byers
                                                        ------------------------
                                                        Brook H. Byers
                                                        A General Partner